                                                                     EXHIBIT 6.g

Neighborhood Box Office, Inc

        The Company has entered into agreements with 18 malls managed by JP Realty Inc. The following list describes each mall. Following the list is a form of common agreement for each mall.



JP Realty (18 Centers) Contract Term --

Property Name                               Location
-------------                               --------
Cottonwood Mall                             Salt Lake City, UT
Boise Town Square                           Boise, ID
NorthTown Mall                              Spokane, WA
Provo Towne Center                          Provo, UT
Spokane Valley Mall                         Spokane, WA
Animus Valley Mall                          Farmington, NM
Cache Valley Mall                           Logan, UT
Eastridge Mall                              Casper, WY
Grand Teton Mall                            Idaho Falls, ID
North Plains Mall                           Colvis, NM
Pine Ridge Mall                             Chubbuck, ID
Red Cliffs Mall                             St. George, UT
Salem Center                                Salem, OR
Sierra Vista Mall                           Sierra Vista, AZ
Silver Lake                                 Coeur D'Alene, ID
Three Rivers                                Keslo, WA
Visalia Mall                                Visalia, CA
White Mountain Mall                         Rock Springs, WY

       The Company has entered into agreements with 2 malls managed by Prime Retail Inc. The following list describes each mall. Following the list is a form of common agreement for each mall.

Prime Retail (2 Centers) Contract Term --

Property Name                               Location
-------------                               --------
Prime Retail Outlet Of Puerto Rico          Barceloneta, PR
Prime Retail Outlet Of Grove City           Grove City, PA

        The Company has entered into agreements with 31 malls managed by Konover Property Trust. The following list describes each mall. Following the list is a form of common agreement for each mall.

Konover Property Trust (31 Centers) Contract Term --

Property Name                               Location
-------------                               --------
Factory Stores Of America                   Boaz, AL
Factory Stores Of America                   Mesa, AZ
Factory Stores Of America                   Tucson, AZ
Factory Stores Of America                   Graceville, FL
Factory Stores Of America                   Lake Park, GA
Factory Stores Of America                   Story City, IA
Factory Stores Of America                   West Frankfort, IL
Factory Stores Of America                   Georgetown, KY
Factory Stores Of America                   Hanson, KY
Factory Stores Of America                   Arcadia, LA
Factory Stores Of America                   Iowa, LA
Factory Stores Of America                   Kittery, ME
Factory Stores Of America                   Lebanon, MO
Factory Stores Of America                   Tupelo, MS
Factory Stores Of America                   Nebraska City, NE
Factory Stores Of America                   Lake George, NY
Factory Stores Of America                   Blountville, TN
Factory Stores Of America                   Crossville, TN
Factory Stores Of America                   Union City, TN
Factory Stores Of America                   Corsicana, TX
Factory Stores Of America                   Hempstead, TX
Factory Stores Of America                   La Marque, TX
Factory Stores Of America                   Livingston, TX
Factory Stores Of America                   Mineral Wells, TX
Factory Stores Of America                   Draper, UT
Factory Stores Of America                   Branson, MO
Factory Stores Of America                   Vacaville, CA
Factory Stores Of America                   Mount Pleasant, SC
Factory Stores Of America                   Smithfield, NC
Factory Stores Of America                   Conway, NH
Factory Stores Of America                   Northbend, WA

Neighborhood Box Office, Inc

                           Contract Services Agreement

        THIS CONTRACT SERVICES AGREEMENT (the "Agreement") is entered into effective as of August ______, 1999 (the "Effective Date") by and between Neighborhood Box Office, Inc., a Utah corporation ("NBO"), with its principal place of business at 136 South Main Street, Suite 600, Salt Lake City, Utah 84101, and Price Development Company, L.P., a Delaware corporation ("PDC"), with its principal place of business at 35 Century Park Way, Salt Lake City, Utah 84115. NBO and PDC are sometimes, collectively, referred to herein as the "Parties."

                                    RECITALS:

        A. WHEREAS, NBO is in the business of developing, marketing, owning and operating remote gift certificate distribution systems (the "Network");

        B. WHEREAS, PDC is in the business of owning, operating and managing retail space and mall facilities.

        C. WHEREAS, the Parties desire to enter into a relationship whereby NBO will make available to and install its remote gift certificate distribution machines (individually, a "Kiosk", collectively, the "Kiosks") a "Counter Top Sales Unit" in certain of PDC's properties and ("other network components") such as; retail and corporate sales of the mall gift certificate through the Internet and via telephone.

        NOW, THEREFORE, In consideration of the premises set forth above, the mutual promises, covenants, agreements and benefits set forth hereinbelow, and for other good and valuable consideration, the Parties agree as follows:


1. OBLIGATIONS OF PDC.

        a. Distribution. PDC hereby grants NBO the exclusive right to offer, sell and distribute through its Kiosks, Gift Certificates ("Mall Gift Certificates"). Event Tickets (where ticketing inventory is available to NBO, and upon prior approval from PDC, L.P.). In addition to the Kiosks, NBO will also have the exclusive right to sell Gift Certificates ("Mall Gift Certificates") through the Internet and via telephone to retail and corporate customers. The Gift Certificate Counter Top Unit at either the mall office or customer service center will only dispense ("Mall Gift Certificates"). The Mall Gift Certificates are redeemable at the retail establishments located with each of the retail properties identified in Addendum A.I attached hereto (individually, a "Property" and, collectively, the "Properties"). The number of Kiosks and Counter Top Units that will be installed at each Property is indicated in Addendum A.I attached hereto.

        b. Utility Access and Service. PDC hereby grants NBO or its agents during the Agreement Term (as that term is defined in Section 3(a) below) the right to access all necessary utilities and facilities at each Property to install, service, maintain and operate each Kiosk, including, but not limited to, telephone and electrical service and all related wiring and all necessary systems related thereto. PDC will be responsible to provide each Kiosk location noted in Addendum A.1 all necessary electrical and telephone services as outlined in Addendum A.III, Power and Phone Installation Specifications. If PDC elects to move the Gift Certificate Kiosk at any time during the term of this

Neighborhood Box Office, Inc

agreement, PDC must provide NBO with a 30-day notice prior to relocation. PDC also agrees that the location selected be mutually acceptable to both parties and that the new locations agreed to will have necessary electrical services and frame relay services provided at PDC's cost as outlined in Addendum A. IV, Power and Phone Installation Specifications.

        c. Advertising. PDC hereby agrees to advertise for Mall Gift Certificates at each Property and assist NBO in the advertising and promotion of the Mall Gift Certificates and the Network to the tenants, prospective tenants and retail and corporate customers of each Property. PDC grants NBO the right to promote and sell on screen corporate advertising sponsorships, without audio, to local, regional and national companies who do not currently compete or will not compete with PDC or the said shopping center in any way. NBO would allow PDC to approve all sponsors and advertising prior to activation on the Kiosk screen. NBO will assume all responsibility to solicit corporate sponsors but request any and all referrals from companies that approach PDC about such advertising.

        d. Maintenance. PDC will provide and make available to NBO, at no cost to NBO, at least one (1) PDC employee who shall be responsible for (i) periodically monitoring the inventory of blank gift certificate stock and event ticket stock in each Kiosk located at the particular Property, (ii) restocking the blank gift certificate stock and event ticket stock as needed and (II) notifying NBO or its designated agent of any malfunction with or damage to any Kiosk. In addition, such person shall also be responsible for assisting NBO in performing periodic maintenance and diagnostic procedures on each Kiosk to determine if and when any periodic or preventative maintenance is needed or if an NBO designated service organization should be called. PDC agrees to supply and make available at each Property properly trained personnel to assist users of the Network in purchasing Mall Gift Certificates.

        e. Financial Responsibility. PDC accepts full financial responsibility for the collection of cash, check and credit card funds associated with the sales of Gift Certificates on the NBO Counter Top Units and cash only at the Kiosk should a cash acceptor be installed. PDC will provide all associated equipment, accounts, and personnel necessary to perform the collection and processing of all cash, check and credit card funds. At the conclusion of each business day, PDC will reconcile sales and assure that there are sufficient dollars deposited in a NBO merchant bank account from which NBO can withdraw daily sales funds. PDC will have the responsibility to insure that each mall account has balanced deposits in order to insure that necessary corresponding funds are available at the time gift certificates are processed. In the event of a shortage, NBO will provide immediate notification to PDC's Director of Enclosed Malls. All personnel issues associated with potential theft will be handled by PDC designee(s). NBO will notify PDC of all bad checks and allow PDC to handle all collections of these checks.

        f. Credit Card Fees. PDC agrees to pay for all credit card fees associated with gift certificate sales from the Counter Top Unit, Kiosk, Corporate or Internet. NBO agrees to bill back to PDC credit card fees at the same rate which NBO is billed by the credit card companies. PDC agrees to provide reimbursement to NBO net 15 days after receiving monthly billing statement for credit card fees and charge backs, which will include credit card fraud at a level that is acceptable by PDC. In the event the charge backs on the kiosk exceed PDC's accepted level, NBO is willing to accept cash only at the Kiosks. Should these rates change, NBO will provide a new rate structure to PDC. The following is a list of credit cards NBO currently accepts and NBO's current rate:

        Visa/Master Card     2.25%
        American Express     3.25%
        Discover             3.25%

Neighborhood Box Office, Inc

        g. Internet. PDC agrees to allow NBO the exclusive right to sell mall gift certificates through the Internet from all existing and future mall web sites including JP Realty, Inc's. corporate web site. PDC will be responsible for PDC's development costs, which allow NBO's Senior Programmers to create a hyperlink. NBO will pay for NBO's costs to access PDC web sites once PDC has completed the programming that allows the hyperlink. A fee will be assessed for customers purchasing through the Internet. This fee will be agreed upon by both parties prior to its implementation.


2. OBLIGATIONS OF NBO.

        a. Kiosk. Neither the Network nor any of the Kiosks or any of the communications or linkage connections will be owned by PDC, but rather will be owned exclusively by NBO or a third party related entity owned or controlled by NBO. NBO is and shall be the sole owner of the tradename "Neighborhood Box Office, Inc." and all other tradenames, trademarks and copyrights now used in or in the future used in connection with any Kiosk or the Network

        b. Competing Installations. PDC understands and agrees that NBO has the right to enter into agreements the same as, or similar to this Agreement with other companies who may own or manage competing retail establishments or malls in the geographic vicinity of the Properties, and to install its kiosks in such establishments or malls and offer gift certificates thereat.

        c. Advertising. NBO has the right to engage in an on-going program of advertising and promoting the Network and the Kiosks, including any kiosks that may be installed at competing retail establishments or malls located in the geographic vicinity of the Properties. In the event NBO creates advertising that contains the name of the mall or PDC, NBO will provide all advertising materials to PDC for approval.

        d. Maintenance. NBO will be responsible to provide maintenance and support which includes all warranty work on all hardware and software associated with the Kiosks and Counter Top Unit at no cost to PDC during the term of this agreement.

        e. Convenience Fees. In the event convenience fees are charged for gift certificates ("Mall Gift Certificates") either at the Kiosks, Counter Top Units, via the Internet or on corporate orders these charges will be mutually agreed upon by both parties and outlined in Addendum A, Paragraph II prior to implementation. Event Ticketing Fees will be determined on an event-by-event-basis.

        f. Gift Certificate Redemption. The gift certificates to be dispensed through the Kiosks will be in the form of an executable bank check that can be redeemed for merchandise or services at any retail establishment in the particular Property, or Properties as designated by PDC, and deposited into the account of such retail establishment. NBO will control the bank account from which the Mall Gift Certificates will be processed and retain all interest earned on said bank account. All Mall Gift Certificates will be sold through the Kiosks using a credit card or a standard debit card. At the counter top unit, PDC will establish policy on what will be accepted (cash, checks, credit card or standard debit card). NBO will guarantee the redemption funds to the retail establishment as long as said establishment follows the NBO Mall Gift Certificate redemption procedures. Such redemption procedures shall be mutually agreed upon and provided in writing to participating retail establishments in the Properties by PDC. All funds deposited into this account may be monitored at any time by PDC through Automated Balance Reporting via modem for a monthly fee of $75.00 or with no monthly fee through a 1-800 number directly through the bank.

Neighborhood Box Office, Inc

        g. Unredeemed Gift Certificates. NBO will ensure compliance to all applicable restrictions, if any, under the applicable state abandoned property or escheat laws. Any balance of unredeemed Gift Certificates remaining after compliance to all applicable laws shall remain property of NBO.

        h. Insurance. NBO shall be responsible for providing insurance on the Kiosks in an amount deemed appropriate by PDC. All insurance requirements will name PDC and the corresponding mall as additional insured.

        i. Reporting and Audit. Within twenty (20) days of the end of each month, NBO will provide PDC with a monthly sales report, by Property. PDC reserves the right to audit NBO's books and records which coincide with the PDC Gift Certificate business only, at NBO's principal place of business and during normal business hours, by informing NBO in writing of its desire to do so five
(5) days in advance.

3. AGREEMENT TERM.

        a. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of [**] years from the Effective Date, unless earlier terminated in accordance with the provisions of Section 5 below.

4. ASSIGNMENT.

        a. Assignment by PDC. PDC may delegate, assign, transfer or encumber its rights, duties, interests or obligations to any subsidiary or affiliate or to any company who acquires a substantial amount or all of PDC's assets in a particular property under this Agreement without NBO's prior written consent. However, no transfer or assignment of this agreement will constitute a termination of this agreement.

        b. Assignment by NBO. NBO may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement in its sole discretion and without PDC's consent.

5. TERMINATION.

        a. Bankruptcy. The adjudication of either Party as being bankrupt, insolvent or unable to pay its debts and obligations as they become due or if either Party places any of its property or assets in liquidation for the purpose of meeting claims of its creditors or a trustee or receiver is appointed shall result in the termination of this Agreement.

        b. Failure to Perform. The failure of either Party to perform or fulfill at the time and in the manner herein provided any duty, obligation or condition required to be performed or fulfilled by that Party hereunder; provided, however, that: (a) the non-performing Party shall have been given thirty (30) days' prior written notice specifying the non-performance or non-fulfillment that it is charged with having committed and shall have failed to cure such non-performance or non-fulfillment within such thirty (30) day period; (b) the non-performance or non-fulfillment of such duty, obligation or condition has a material adverse effect on this Agreement and/or on the relationship created hereby between the Parties; and (c) the performing Party elects in writing to declare this Agreement terminated as a result of such non-performance or non-fulfillment.

        c. Mutual Agreement. The mutual written agreement of the Parties to terminate this

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc

6.     MISCELLANEOUS PROVISIONS.

        a. Applicable Law. All matters pertaining to the validity, performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Salt Lake City, Salt Lake County, Utah.

        b. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

        c. Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by on of the means set forth hereinbelow). Receipt shall be deemed to have occurred upon the earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five
(5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) day after such notice is deposited with a recognized overnight courier service.

        d. Force Majeure. Neither Party shall be responsible to the other Party for non-performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties.

        e. Severability. In the event that any provision hereof shall be deemed in violation of any applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

        f. Miscellaneous. The above Recitals and all Attachments attached hereto are deemed to be incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.

        IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.



PDC:                                                      NBO:

Neighborhood Box Office, Inc

Price Development Company, LC.                Neighborhood Box Office, Inc.,


By:                                           By:
   ----------------------------                   ------------------------------
            Signature                                       Signature

   ----------------------------                   ------------------------------
          Name (Printed)                                   Name (Printed)

   ----------------------------                   ------------------------------
              Title                                            Title

   ----------------------------                   ------------------------------
              Date                                             Date

Neighborhood Box Office, Inc


                                   ADDENDUM A


I. It has been agreed upon that NBO will install one Kiosk per mall only where there is a Customer Service Center currently installed with the exception of Eastridge Mall in Casper, Wyoming, where PDC is in the process of installing a new Customer Service Center. All malls without Customer Service Centers will receive an NBO Counter Top Unit 100. The following list outlines each mall and the hardware that corresponds. Installation dates will be mutually agreed upon by both parties once this agreement is fully agreed upon and executed.

        Property              Kiosks       Counter Top Unit        Installation Date
        --------              ------       ----------------        -----------------
        Cottonwood Mall         1                  1                As Noted Above
        Boise Town Center       1                  1                    "
        Provo Towne Center      1                  1                    "
        Spokane Valley Mall     1                  1                    "
        North Town Mall         1                  1                    "
        Pine Ridge Mall         1                  1                    "
        Grand Teton Mall        1                  1                    "
        Visalia Mall            1                  1                    "
        Eastridge Mall          1                  1                    "
        Cache Valley Mall                          1                    "
        White Mountain Mall                        1                    "
        Red Cliffs Mall                            1                    "
        North Plains Mall                          1                    "
        Animas Valley Mall                         1                    "
        Salem Center Mall                          1                    "
        Three Rivers Mall                          1                    "
        Silver Lake Mall                           1                    "
        Sierra Vista Mall                          1                    "

        Pricing
        -------
        Customer Service Unit                 $[**] per machine (installed at
                                              no cost to PDC)

        Touch Screen Interactive Kiosk        $[**] per kiosk (installed at
                                              no cost to PDC)

        Extra Counter Top Units for Holiday
        usage                                 $[**] per month per machine,
                                              including all shipping costs

        Gift Certificate Printing/Processing  $[**] per document (provided at not cost to PDC)

II. CONVENIENCE FEE. PDC retains the right to specify Mall Gift Certificate amounts, these amounts need to be communicated to NBO by September 10, 1999 ticketing will be sold only upon prior

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc

approval of PDC and fees will be determined on an event-by-event basis. PDC will participate in revenue sharing on all Event Tickets sold through the Kiosks at a rate of [**] of the total convenience fees paid to NBO. Any convenience fees assessed to the consumer for mall gift certificates, must be mutually agreed upon by both parties before commencing the fee, this will include Internet, corporate and retail.

III. POWER AND TELEPHONE SPECIFICATIONS. The requirement for installation of power at each Kiosk location is a dedicated 110 Volt, 20-amp circuit, either wall mount, or floor mount. The wall mount needs to be within 3 feet of the center of the Kiosk location and the floor mount needs to be directly under the Kiosk location, with a 4-inch variance allowed in any direction from the center of the Kiosk location. The telephone requirement is a Frame Relay Circuit needing Cat 5 phone cable with a 4-wire RJ45 connector in a Surface Block. The connector and housing can be either wall mount or on a pigtail. The wall mount should be within 2 feet one of the Kiosk locations and the pigtail should be between 2 and 3 feet long and not located under the kiosk installation location. The installed telephone must terminate at the building demark and be properly identified for connection to the network. NBO will arrange and schedule the outside line installation to the demark. The Counter Top Unit will require installation of a Cat 5 cable between the Kiosk location and the Counter Top location that is less than three hundred (300) feet. The requirement for installation of power at each Counter Top Unit location is a dedicated 110 Volt, 15-amp circuit, either wall mount or floor mount, but within a reasonable distance from the installation location. The Counter Top Unit will share the Frame Relay circuit to the Kiosk.

Exhibit I will outline costs by mall to install frame relay based on a quote from Windstar Broadband Services, who is an NBO service provider. Should PDC elect to utilize Windstar Broadband Services to install frame relay, NBO will contract with Windstar Broadband Services and charge PDC for the cost of installation as determined on Exhibit I.

Like all utilities, frame relay services and pricing are subject to change. NBO will provide a 30-day written notice to PDC should prices change. PDC would then be responsible to pay new rates according to increases or decreases in pricing.

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.